Exhibit 3.3

ARTICLES OF INCORPORATION

OF

R.F. INC.

The undersigned incorporator, availing itself of the provisions of the Louisiana Business Corporation Law does hereby organize a business corporation under the following Articles of Incorporation.

I.

The name of the corporation shall be:

R.F. INC.

II.

This corporation is formed for the purpose of engaging in any lawful activity for which corporations may be formed under the provisions of the Business Corporations Law (Title 12, Chapter 1, Louisiana Revised Statutes as amended).

III.

The authorized capital stock of the corporation shall consist of one thousand (1,000) shares with no par value.

IV.

The incorporator and its address is:

RUTH U. FERTEL, INC.

3321 Hessmer Avenue

Metairie, Louisiana 70002

V.

Shareholders shall have pre-emptive rights.

VI.

Any corporate action of shareholders, including by way of illustration and not limitation, adoption of amendments to these Articles of Incorporation, approval of merger and consolidation agreements, and authorization of voluntary disposition of all or substantially all of the corporation’s assets, nay be taken on the affirmative vote of a majority of the voting power present.

VII.

There shall be no less than one nor more than fifteen (15) directors of the corporation.

VIII.

Cash, property or share dividends, shares issuable to shareholders in connection with a re-classification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within one (1) year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, at the expiration of such time, revert in full ownership to the corporation, and the corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease.

IX.

Consents in writing to corporate actions way be adopted by those shareholders having that proportion of the total voting power which would be required to authorize or constitute such action at a meeting of the shareholders.

Metairie, Louisiana on April 26, 1995.

RUTH U. FERTEL, INC.

By:	/S/ THOMAS W. CANGEMI
THOMAS W. CANGEMI, President Incorporator

STATE OF LOUISIANA

PARISH OF JEFFERSON

BEFORE ME, the undersigned authority, appeared RUTH U. FERTEL, INC., appearing herein through its President, Thomas W. Cangemi, to me known, who declared under oath that he executed the foregoing Articles of Incorporation for the purposes therein set forth as his own free act and deed

WITNESSES:	RUTH U. FERTEL, INC.

/S/ [ILLEGIBLE]	By:	/S/ THOMAS W. CANGEMI
/S/ [ILLEGIBLE]		THOMAS W. CANGEMI, President

/S/ PHILIP SCHOEN BROOKS
NOTARY PUBLIC PHILIP SCHOEN BROOKS

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